Exhibit 10.4

September 20, 2010

Nicholas Khadder

Re: Offer of Employment with Amyris, Inc.

Dear Nicholas:

On behalf of Amyris, Inc. (“Amyris”), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence on October 25, 2010 under the following terms:

Position

You will be employed full-time by Amyris initially as an Assistant General Counsel reporting to Tammy Tompkins, Senior Vice President and General Counsel.

Salary

Your base salary will be $210,000 per year ($17,500 per month) payable in accordance with Amyris’ regular payroll schedule which is currently semi-monthly. Your salary will be subject to adjustment from time to time pursuant to Amyris’ employee compensation policies then in effect.

Bonus

If you are hired after October 1, 2010, you will not be eligible for a performance based bonus for the 2010 performance year. You will be eligible for a performance based bonus starting in 2011. Subject to the approval of the Board, your annual bonus target will be up to twenty percent (20%) of your earned base salary.  Such bonus will be payable provided that (i) you achieve certain performance objectives which shall be established during the first month of your employment with Amyris, (ii) you are still employed by Amyris at year-end and when the bonus is paid out.

Benefits

You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris. Currently, these include (i) 12 paid holidays, (ii) 3 weeks of paid vacation (pro-rated by hiring date), (iii) up to 6 days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) supplemental health and flexible spending accounts, (vii) group term life insurance, (viii) accidental death & disability insurance, (ix) long-term disability insurance, and (x) 401K plan. You will also be eligible to receive paid access to gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris’ company policies. Enclosed is an Employee Benefit Overview.

Equity

Amyris will recommend to its Board of Directors that you be granted an option to purchase 25,000 shares of common stock of Amyris at the fair market value of the common stock on the date of Board approval. Such shares would vest as follows: (i) twenty percent (20%) upon completion of your twelfth (12th) month of employment, and (ii) the balance in a series of forty-eight (48) equal monthly instalments upon completion of each additional month of employment with Amyris thereafter. Any option(s) granted to you will be subject to the then-current terms and conditions of Amyris’ employee stock option plan and agreement.

Amyris’ Company Policies

As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

“At-Will” Employment

Employment with Amyris is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris’ personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by an Amyris Executive.

Full-Time Service to Amyris

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from an Amyris Executive.

Conditions of Offer.

In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	You must provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement (“PIIA”) without modification.

•	You must consent to, and Amyris must obtain satisfactory results from, reference and background checks. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•	You must agree in writing to the terms of the enclosed Mutual Agreement to Binding Arbitration (“Arbitration Agreement”) without modification.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris’ premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement (collectively, the “Offer Documents”) shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by Amyris to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to Neevee Phamle, Human Resources Coordinator by September 28, 2010. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to contact me at (510) 597-4799.

Sincerely,

/s/ Julia Tran

Julia Tran

Vice President of Human Resources

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ Nicholas Khadder	9/21 , 2010
NICHOLAS KHADDER	Date

Enclosures

Proprietary Information and Inventions Agreement

Mutual Agreement to Arbitrate

Employee Benefits Overview